EXHIBIT 14.1
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             CODE OF ETHICS FOR OUR PRINCIPAL EXECUTIVE OFFICER AND
                            SENIOR FINANCIAL OFFICERS

I.       INTRODUCTION

This Code of Ethics is applicable to the principal executive officer, principal financial officer and controller or principal accounting officer, or any person performing similar functions of Interline Brands, Inc. (the "Company"). References in this Code of Ethics to the Company mean the Company or any of its subsidiaries.

While the Company and its shareholders expect honest and ethical conduct in all aspects of our business from all employees, the Company and its shareholders expect the highest possible standards of honest and ethical conduct from you. You are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. This Code is intended to supplement other applicable policies and procedures of the Company. Compliance with this Code is a condition of your employment and any violations will be dealt with severely.

II.      CONFLICTS OF INTEREST

You must avoid any personal activity, investment or association that could appear to interfere with your judgment concerning the Company's best interests. You may not take advantage of your position or relationship with the Company for personal gain. You should avoid even the appearance of a conflict of interest. A conflict of interest could arise where:

         o your personal interests interfere, or appear to interfere, in any way, with the interests of the Company (for example, you compete with the Company);

         o you take action for your direct or indirect benefit or the direct or indirect benefit of a third party that is inconsistent with the interests of the Company (for example, you cause the Company to engage in business transactions with a company you control or with friends or relatives); or

         o you, or a member of your family, receive improper personal benefits as a result of your position in the Company (for example, you receive a loan or other benefit from a third party to direct Company business to a third-party).

It is imperative that you avoid any investment, interest, association or other relationship that interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company's best interest.

Engaging in any conduct that represents a conflict of interest is strictly forbidden.

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III.     ACCURATE PERIODIC REPORTS

As you are aware, full, fair, accurate, timely and understandable disclosure in the reports and other documents that we file with, or submit to, the SEC and in our other public communications is critical for us to maintain our good reputation, to comply with our obligations under the securities laws and to meet the expectations of our shareholders and other members of the investment community. You are to exercise the highest standard of care in preparing such reports and documents and other public communications, in accordance with the following guidelines:

         o all accounting records, and the reports produced from such records, must be in accordance with all applicable laws;

         o all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

         o all accounting records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses;

         o no accounting records should contain any false or intentionally misleading entries;

         o no transactions should be intentionally misclassified as to accounts, departments or accounting periods;

         o all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

         o no information should be concealed from the internal auditors or the independent auditors; and

         o compliance with the Company's system of internal controls is required.

IV.      COMPLIANCE WITH LAWS

You are expected to comply with both the letter and spirit of all applicable laws and governmental rules and regulations.

V.       COMPLIANCE WITH THIS CODE

If you fail to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the Securities and Exchange Commission) you will be subject to disciplinary measures, up to and including discharge from the Company. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for you, your supervisors and/or the Company.

The Board of Directors will determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of a violation of this Code of Ethics. In

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determining what action is appropriate in a particular case, the Board or its designee will consider the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation was intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

You are expected to report all violations of this Code of Ethics promptly to the Chairman of the Audit Committee. If you have any questions regarding your obligations under this Code, you should promptly contact the Company's General Counsel or, if the Company does not have a General Counsel, the Chairman of the Audit Committee . You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.